Exhibit 10.21

Summary of Director Compensation Program

For fiscal 2008, the pay program for all non-employee directors of ConAgra Foods, Inc. other than the Chairman of the Board consisted of the following three components:

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Retainer: Each non-employee director other than the Chairman received a cash retainer of $50,000. The Chair of each committee other than the Executive Committee was paid an additional retainer of $25,000.

•	Meeting Fees: Each non-employee director other than the Chairman was paid $1,500 in cash per meeting attended.

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Equity Award: Each non-employee director other than the Chairman earned an annual grant of 1,800 shares of ConAgra Foods common stock and an annual grant of non-statutory options to acquire 9,000 shares of ConAgra Foods common stock, with an exercise price equal to the closing market price of our common stock on the date of grant. The date of grant coincided with the company’s annual stockholders’ meeting, September 27, 2007.

In lieu of the elements described above, the Chairman’s pay was $500,000, payable entirely in non-statutory options to acquire shares of ConAgra Foods common stock. The grant date coincided with the 2007 annual stockholders’ meeting, September 27, 2007, and the exercise price of the options was the closing market price of the company’s common stock on the date of grant. The number of options issued was based on the Black-Scholes value of the option on the date of grant consistent with the company’s accounting expense methodology. The options have a ten-year term and vested six months after the date of grant. The Chairman cannot sell the shares underlying the options in the market until he ceases to be a director.

Several other compensation programs existed for all non-employee directors during fiscal 2008:

•	Directors were entitled to participate in a medical plan and the ConAgra Foods Foundation offered a matching gift benefit for gifts up to $2,000 to accredited institutions of higher education.

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Non-employee directors could elect to defer payment of their cash compensation into the company’s non-qualified deferred compensation plan for non-employee directors. This program does not provide above-market earnings (as defined by SEC rules).

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Directors elected to the Board prior to 2003 continued to have grandfathered participation in the Directors’ Charitable Award Program (which was discontinued in 2003). Participating directors nominate one or more tax-exempt organizations to which ConAgra Foods will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. All participating directors are vested in the program. ConAgra Foods maintains insurance on the lives of these directors to fund the program.